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                                                                    EXHIBIT 10.2



                          SEVERANCE BENEFIT AGREEMENT

         THIS SEVERANCE BENEFIT AGREEMENT (the "Agreement") is made and entered into this 5th day of April, 2002, by and between COLLINS & AIKMAN CORPORATION, a Delaware corporation (the "Company"), and JONATHAN PEISNER ("Executive").

                              Statement of Purpose

         The Company wishes to encourage the continued service and dedication of Executive by providing Executive with severance benefits if his employment with the Company is terminated for certain reasons, as described herein.

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Company and Executive hereby agree as follows:

         1. Term of Agreement. The initial term of this Agreement shall extend for a period of two years, commencing on the date hereof and ending April 4, 2004. At the end of such initial two year term, unless the Company shall have given Executive 60 days prior written notice of its intention to terminate this Agreement at the end of the initial term hereof, the term of this Agreement shall automatically be extended by an additional one year period. Thereafter, unless the Company shall have given Executive 60 days prior written notice of its intention to terminate this Agreement at the end of the term then in effect, the term of this Agreement shall automatically be extended by an additional one year period.

         2. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

        (a) Constructive Termination means the Executive's termination of his employment with the Company and its subsidiaries at any time during the 90 day period beginning on:

                (i) the termination of this Agreement at the end of the term then in effect;

                (ii) the involuntary relocation of Executive to any office or location more than fifty (50) miles from the office or location at which Executive is then located;

               (iii) a material reduction in Executive's total compensation and benefits package; or


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               (iv) a significant reduction in Executive's responsibilities, position or authority (including changes resulting from the assignment to Executive of any duties inconsistent with his responsibilities, position or authority);

provided, however, that, notwithstanding any other provision hereof, no event or circumstance described in clause (iii) or (iv) above shall rise to a "Constructive Termination" for purposes of this Agreement unless Executive shall have given notice to the Company of Executive's determination of the occurrence of an event specified in clause (iii) or (iv) above and such event shall be continuing as of the end of 45 days after the giving of such notice.

        (b) Date of Termination means the later of (i) the date of receipt of the Notice of Termination by the Company or Executive, as the case may be, or
(ii) any later date specified therein (which shall be not more than 30 days after the giving of such notice).

        (c) Involuntary Termination means a termination of Executive's employment by the Company other than a Termination For Cause or by reason of Executive's death or disability.

        (d) Notice of Termination means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide the basis for termination of Executive's employment under the provision so indicated, and
(iii) if the termination date is other than the date of receipt of such notice, specifies the termination date (which shall be not more than 30 days after the giving of such notice).

        (e) Termination For Cause means a termination of Executive's employment by the Company as a result of:

                (i) fraud or misappropriation with respect to any business of the Company or intentional material damage to any property or business of the Company or an affiliate of the Company;

                (ii) willful failure by Executive to perform his duties and responsibilities and to carry out his authority;

                (iii) willful malfeasance or misfeasance or breach of fiduciary duty or representation to the Company or its owners or an affiliate of the Company;

                (iv) willful failure to act in accordance with any specific lawful instructions of the Chairman and CEO or a majority of the Board of Directors of the Company; or

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                (v) conviction of Executive of a felony.

        3. Benefits Upon Involuntary Termination or Constructive Termination. In the event of an Involuntary Termination or Constructive Termination of Executive, the Company shall pay to Executive the following benefits and no other salary, bonus, benefits or other compensation:

        (a) to the extent not theretofore paid, Executive's base salary through the Date of Termination;

        (b) any unpaid cash bonus Executive is entitled to receive for the prior fiscal year of the Company;

        (c) Executive's accrued and vested benefits under employee benefit plans sponsored by the Company;

        (d) a pro-rata bonus under the Executive Incentive Compensation Plan for the current fiscal year (based on the number of months of such fiscal year preceding the Date of Termination over twelve (12);

        (e) Executive's base salary for the greater of 24 months or the remaining term of this Agreement, based on the rate of base salary in effect immediately preceding the Date of Termination, which shall be paid to Executive on a periodic basis in accordance with the Company's normal pay practices commencing with the first payroll payment date following the Date of Termination;

        (f) all of Executive's benefits and perquisites with the Company in effect immediately prior to the Date of Termination (other than short and long term disability insurance) until the earlier of (i) the expiration of the payment period for the amount due under this Section (3(e) or (ii) the date Executive becomes employed by another employer; and

         (g) outplacement services for a reasonable period of time following the Date of Termination, the provider of which shall be selected by the Company.

Notwithstanding the foregoing, the Company shall not be obligated to pay or provide Executive any amount or benefit pursuant to Section 3(d), 3(f), or 3(g), unless Executive executes and delivers to the Company a release of the parties set forth in Section 4 hereof, such release to be dated as of the Date of Termination and to contain the provisions set forth in Section 4 hereof.

        4. Release. In consideration of the severance benefits available in certain events pursuant to this Agreement, Executive unconditionally releases the Company and its subsidiaries and affiliates and directors, officers, employees and stockholders thereof, from any and all claims, liabilities and obligations of

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any nature pertaining to the terms of his employment or the termination of employment other than those explicitly provided for by this Agreement including, without limitation, any claims arising out of alleged legal restrictions on the Company's rights to terminate its employees, such as any termination contrary to public policy or to laws prohibiting discrimination (including without limitation, the Age Discrimination in Employment Act).

         5. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive's continuing or future eligibility or participation in any benefit, bonus, incentive or other plan provided by the Company and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any stock option or other agreements with the Company. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan or program of the Company subsequent to the Date of Termination shall be payable otherwise entitled to receive under any plan or program of the Company subsequent to the Date of Termination shall be payable in accordance with such plan or program.

         6. Succession. This Agreement shall inure to the benefit of and shall be binding upon the Company and its successors and assignees, but, without the prior written consent of Executive, this Agreement may not be assigned other than in connection with a merger, sale, consolidation or similar transaction of all or substantially all of the business and/or assets of the Company in which the successor or assignee assumes (whether by operation of law or express assumption) all obligations of the Company hereunder. The Company shall require any successor to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The obligations and duties of Executive hereunder shall be personal and not assignable otherwise than by the laws of descent and distribution.

         7. Non-disparagement. Employee shall at all times refrain from taking any action or making any statements, written or oral, which are intended to and do disparage the goodwill or reputation of the Company or any of its subsidiaries or affiliates or any directors or officers thereof or which could adversely affect the morale of employees of the Company or its subsidiaries.

         8. Non-Competition. Employee shall not Compete in North America (as hereinafter defined) with the Company or any of its subsidiaries or affiliates in any way during the terms of his employment with the Company and for the 24 month period following the Date of Termination (the "Restricted Period"). "Compete" means to engage in any business activity whatsoever related to the automotive interior systems or convertible roof systems businesses of the Company or any of its subsidiaries or affiliates. Without limiting the generality of the foregoing, Employee shall not, during the Restricted Period, directly or indirectly (whether for compensation or otherwise), alone or as an agent,



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principal, partner, officer, employee, trustee, director, shareholder or in any other capacity, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or furnish any capital to, or be connected in any manner with, or provide any services as a consultant for, any business which Competes with the Company or any of its subsidiaries of affiliates in the automotive interior systems or convertible roof systems business; provided, however, that notwithstanding the foregoing, nothing contained in the Agreement shall be deemed to preclude Employee from owning not more than 5% of the publicly traded securities of any entity which Competes with the Company.

         9. Non-Solicitation. Employee covenants and agrees that he will not, during the Restricted Period, (i) solicit, employ or otherwise engage as an employee, independent contractor or otherwise, any person who is or was an employee of the Company or any of its subsidiaries or affiliates at any time during the 24 month period immediately preceding Employee's Date of Termination,
(ii) induce or attempt to induce any employee of the Company or any of its subsidiaries or affiliates to terminate such employment or (iii) interfere with the relationship of the Company or any of its subsidiaries or affiliates with any person, including any person who, at any time during the 24 month period immediately preceding Employee's Date of Termination, was an employee, contractor, supplier or customer of the Company or any of its subsidiaries or affiliates.

         10.  Miscellaneous.

         (a) Applicable Law. This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of Michigan.

         (b) Notices. All notices and communications hereunder shall be in writing and shall be given by hand delivery to the other party by registered or certified mail, return receipt requested, postage prepaid, or by overnight mail, addressed as follows:

         If to Executive:

              Mr. Jonathan Peisner
              6084 Pickwood Drive
              West Bloomfield, Michigan 48322

         If to the Company:


              Collins & Aikman Corporation
              250 Stephenson Hwy
              Troy, Michigan, 48083
              Attention: Sr. Vice President, Human Resources




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or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

        (c) Validity. the invalidity or unenforceability of any provision of this contract shall not affect the validity or enforceability of any other provision of this Agreement.

        (d) Tax Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

        (e) Waiver. The waiver of the breach of any term or of any condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition hereof.

        (f) Entire Agreement. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and it replaces and supersedes any prior agreements between the parties relating to said subject matter. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.

        (g) No Right of Employment. Executive and the Company acknowledge that the employment of Executive by the Company is "at will" and may be terminated by either Executive or the Company at any time.

IN WITNESS THEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                 EXECUTIVE:

                                 -----------------------------
                                 Jonathan Peisner

                                 ------------------------------
                                 Dated



                                 COMPANY:

                                 COLLINS & AIKMAN CORPORATION


                                 By:
                                         --------------------------
                                         Gregory L. Tinnell
                                         Senior Vice President, Human Resources


                                         --------------------------
                                         Dated